Filed Pursuant to Rule 424(b)(3)
File No.: 333-130114
HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 6 DATED OCTOBER 19, 2006
TO THE PROSPECTUS DATED JUNE 19, 2006
      This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Real Estate Investment Trust, Inc., dated June 19, 2006 (the “Prospectus”), Supplement No. 4 to the Prospectus, dated August 16, 2006, and Supplement No. 5 to the Prospectus, dated October 4, 2006. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
      The purposes of this Supplement are as follows:

A.	To provide an update on the status of our current public offering.

B.	To describe our recent capital commitment to the Core Fund.
A. Status of our Current Public Offering
      As of October 13, 2006, we have received gross proceeds of approximately $84.7 million from the sale of 8,215,379 shares, including approximately $9.3 million relating to 943,955 shares issued pursuant to our dividend reinvestment plan. As of October 13, 2006, approximately $1,924.6 million in common shares remained available for sale pursuant to the offering, exclusive of approximately $190.7 million in common shares available under our dividend reinvestment plan.
B. Capital Commitment to the Core Fund
      On October 16, 2006, we agreed to make a capital contribution of approximately $50.0 million to the Core Fund. We expect to fund the contribution on or about November 1, 2006 using proceeds from our current public offering. The contribution was approved both by our board of directors and by its conflicts committee. We made this capital commitment pursuant to our right to contribute up to 40% of any capital call made by the Core Fund. Please see the section of the Prospectus captioned “Our Real Estate Investments  — Our Interest in the Core Fund.” After making this capital contribution, we expect that we will own an approximate 32.6% non-managing general partner interest in the Core Fund.
HR2SUP6  10/06